UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): December 27, 2007

AMERIWEST ENERGY CORP.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

225 Marine Drive,
Blaine, Washington 98230
(Address of Principal Executive Offices)

Tel: (360) 332-0905
(Registrant's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02. DEPARTURE OF DIRECTORS, PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation of Chief Financial Officer, Secretary and Director

     Mr. Dennis Mee resigned as Chief Financial Officer, Secretary, Treasurer and Director of Ameriwest Energy Corp. (the “Company”) effective December 27, 2007.

Appointment of Officer and Director

     On December 27, 2007, the Board of Directors of the Company appointed Mr. Gregory Leigh Lyons as Secretary and Treasurer of the Company. Mr. Lyons currently serves as the President and is a member of the Board of Directors of the Company. Mr. Lyons also currently serves as President, Secretary and Treasurer of American Petro-Hunter, Inc (OTCBB: AAPH.OB).

     Prior to joining the Company, Mr. Lyons founded Sound Energy Advisors LLC, which provides corporate governance and management consulting services to start-up and small cap companies. In addition, Mr. Lyons spent over 23 years working in a variety of upper management and executive positions for small and large, publicly-traded and private, foreign and domestic companies, and in many foreign countries including Venezuela, Ecuador, Bolivia, Argentina, Colombia and Iran. From August 2005 to May 2006, Mr. Lyons was the Chief Executive Officer and a director of Digital Ecosytems Corp. (OTC BB: DGEO), a global oil and gas exploration company specializing in acquiring unconventional oil and gas prospects in North America and Australia. From 2000 to 2005, Mr. Lyons was Chief Operating Officer and Project Director for Gas TransBoliviano S.A., a Shell/Enron controlled gas transmission company headquartered in Bolivia.

     Mr. Lyons currently serves on the Board of Directors of American Petro-Hunter, Inc. (OTCBB: AAPH.OB), Benem Ventures Inc. (BNM.H: TSX Exchange), and Radial Energy Inc. (OTCBB: RENG).

     Mr. Lyons received his Bachelor of Arts (BA) in Earth Science from the University of California, Santa Cruz in 1984 and is an Alumnus of the Harvard Business School having completed the Advanced Management Program (AMP) in 2004.

     There have been no related party transactions between Mr. Lyons and the Company. Mr. Lyons has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By:	/s/ Gregory Leigh Lyons
Gregory Leigh Lyons, President

Dated: January 4, 2008